UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Verity, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERITY, INC.

894 Ross Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 13, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of VERITY, INC. The meeting will be held on Thursday, October 13, 2005 at 11:00 a.m. Pacific time at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California for the following purposes:

1.	To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as independent auditors of Verity for the fiscal year ending May 31, 2006.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is September 1, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Timothy J. Moore

Secretary

Sunnyvale, California

September 8, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VERITY, INC.

894 Ross Drive

Sunnyvale, California 94089

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

To be held on October 13, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Verity, Inc. is soliciting your proxy to vote at Verity’s 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. The annual meeting will be held on Thursday, October 13, 2005 at 11:00 a.m. Pacific time at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about September 8, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on September 1, 2005 will be entitled to vote at the annual meeting. On this record date, there were 35,626,080 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on September 1, 2005 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 1, 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to serve until the 2008 Annual Meeting of Stockholders; and

•	Ratification of KPMG LLP as independent auditors of Verity for its fiscal year ending May 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 1, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of KPMG LLP as our independent auditors for the fiscal year ending May 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Investor Relations Department, Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by May 11, 2006 to our Investor Relations Department, Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089, unless our 2006 Annual Meeting of Stockholders is held before September 14, 2006 or after November 12, 2006, in which event notice by stockholders must be received a reasonable time before we begin to print and mail our proxy materials. If you wish to bring matters or propose nominees for director at our 2006 Annual Meeting of Stockholders, even if you do not request that these matters be included in next year’s proxy materials, you must provide us with information required by our bylaws by May 11, 2006, unless our 2006 Annual Meeting of Stockholders is held before September 14, 2006 or after November 12, 2006, in which event notice by stockholders must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the ratification of KPMG LLP as our independent auditors for the fiscal year ending May 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 35,626,080 outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Verity’s quarterly report on Form 10-Q for the second quarter ending November 30, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Verity’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Our Board of Directors presently has ten members. There are three directors in the class whose term of office expires in 2005. Each of the nominees listed below is currently a director of Verity; Mr. Cohn was previously elected by the Board of Directors and Messrs. Krausz and Waite were previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2008 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

In June 2004, Verity adopted a policy to encourage directors and nominees for director to attend the Annual Meeting, either in person or by telephone. Six of Verity’s ten directors attended the 2004 Annual Meeting of Stockholders, one of whom attended by telephone.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

Victor A. Cohn

Mr. Victor A. Cohn, age 56, has served as a member of our board of directors since March 2003. Since March 2001, Mr. Cohn has been a principal of Focal Point Partners, a business and financial management firm. From June 2002 until September 2003, Mr. Cohn served as a director of Printcafe Software, Inc., a provider of software solutions designed specifically for the printing industry supply chain. From April 2000 until March 2001, Mr. Cohn served as the Chairman and Director of Alley Capital Partners, an investment banking firm. From September 1996 until March 2000, Mr. Cohn served as a senior managing director at Bear, Stearns & Co. Inc., an investment bank, where he was the head of equity capital markets. Mr. Cohn is a director of Peregrine Systems, Inc., a provider of enterprise asset and service management software solutions, and of Dwango North America Corporation, a mobile solutions and services company. Mr. Cohn holds a B.S. in Finance from The Pennsylvania State University.

Steven M. Krausz

Mr. Steven M. Krausz, age 50, has served as a member of our board of directors since May 1988. Mr. Krausz has been a Managing Member of the venture capital funds U.S. Venture Partners III, IV, V, VI, VII, VIII and related funds, U.S.V. Entrepreneur Partners and BHMS Partners III since 1985. Mr. Krausz is the chairman of the board of directors of Occam Networks, Inc., a provider of telecom equipment. Mr. Krausz holds a B.S. in Electrical Engineering and an M.B.A. from Stanford University.

Charles P. Waite, Jr.

Mr. Charles P. Waite, Jr., age 50, has served as a member of our board of directors since May 1988. Mr. Waite has been a general partner of OVP Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987, a general partner of OVP Venture Partners III since 1994, a general partner of OVP Venture Partners IV since 1997, a general partner of OVP Venture Partners V since 2000 and a general partner of OVP Venture Partners VI since 2001, all of which are venture capital firms. Mr. Waite is also a director of several privately held companies. Mr. Waite holds an A.B. in History from Kenyon College and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Anthony J. Bettencourt

Mr. Anthony J. Bettencourt, age 44, has served as a member of our board of directors since September 1999. Mr. Bettencourt joined us in July 1995 as vice president of North American Sales. Mr. Bettencourt was subsequently promoted to vice president of worldwide sales and marketing and served in this position until his departure in December 1996. From December 1996 to September 1997, Mr. Bettencourt served as an officer of OnLive! Technologies, a private technology company. Mr. Bettencourt rejoined us in September 1997 as senior vice president, worldwide sales and product marketing. We appointed him to the position of president in September 1999 and to the position of president and chief executive officer in March 2003. Prior to initially joining us, Mr. Bettencourt served as vice president of sales for Versant Object Technology from 1992 to 1995 and as director of U.S. sales for Versant Object Technology from 1990 to 1992. From 1988 to 1990, Mr. Bettencourt served as vice president of sales for Rockwell CMC.

Eric F. Brown

Mr. Eric F. Brown, age 40, has served as a member of our board of directors since September 2004. Mr. Brown has served as executive vice president and chief financial officer of McAfee, Inc. since January 2005. Mr. Brown served as president and chief financial officer of MicroStrategy Incorporated, a developer of business intelligence software, from November 2000 to December 2004 and as its chief financial officer from August 2000 to November 2000. Mr. Brown joined MicroStrategy as chief financial officer of the company’s Strategy.com subsidiary in February 2000. From October 1998 to February 2000 Mr. Brown served as division chief financial officer and then division chief operating officer of Electronic Arts, a developer and publisher of interactive entertainment software. Prior to that, Mr. Brown was co-founder and chief financial officer of DataSage, Inc., a vendor of e-business personalization software, from 1995 until October 1998. Mr. Brown also held several senior financial positions with Grand Metropolitan from 1990 until 1995. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and an M.B.A. from the Sloan School of Management of the Massachusetts Institute of Technology.

Stephen A. MacDonald

Mr. Stephen A. MacDonald, age 59, has served as a member of our board of directors since December 1988. From May 1983 until May 1996, Mr. MacDonald was employed by Adobe Systems Incorporated, a software company, where he served as senior vice president and chief operating officer. From May 1996 to April 1998, he served as president and chief executive officer of Active Software, Inc., a software company. Mr. MacDonald was an independent consultant from May 1998 through September 2000. From October 2000 to June 2003, Mr. MacDonald served as president and chief executive officer of Bellamax, Inc., a startup software company. Mr. MacDonald is currently an independent consultant. Mr. MacDonald holds a B.Sc. from Dalhousie University.

Richard G. Stevens

Mr. Richard G. Stevens, age 58, has served a member of our board of directors since September 2004. Mr. Stevens is the founder and managing director of Hunter Stevens, LLC, a professional services firm that Mr. Stevens founded in 1995. Prior to founding Hunter Stevens, Mr. Stevens served as a partner with both Ernst & Young LLP and Coopers & Lybrand LLP. Mr. Stevens holds a B.S. from the University of San Francisco and is a licensed CPA in the state of California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Karl C. Powell, Jr.

Mr. Karl C. Powell, Jr., age 62, has served as a member of our board of directors since August 2000. Mr. Powell also serves as president and chief executive officer of StoneFly Networks, Inc., a corporation engaged in the development of IP-SAN products, and has done so since April 2004. Mr. Powell served as president and chief executive officer of WireCACHE, Inc., a corporation engaged in the development of application acceleration tools, from February 2002 to December 2003 and as a director on the board of directors of Auspex Systems, Inc., a provider of network attached storage solutions, from January 2000 to September 2003. Mr. Powell was a co-founder of Sequent Computer Systems, Inc. and served as a director from 1983 until 1999, when it was acquired by IBM. He also served as chairman of the board of Sequent Computer Systems and as chief executive officer from its inception. Mr. Powell holds a B.S. in Mechanical Engineering from the U.S. Merchant Marine Academy.

Gary J. Sbona

Mr. Gary J. Sbona, age 62, has served as a member of our board of directors since May 1998, as our chairman of the board since March 1999 and as our executive chairman of the board since March 2003. Mr. Sbona also served as our president from July 1997 to September 1999 and as our chief executive officer from July 1997 to February 2003. Mr. Sbona currently serves as president, chief executive officer and a member of the board of directors of Vivato, Inc. Mr. Sbona also serves as chairman and chief executive officer of Regent Pacific Management Corporation, a management services firm that is currently providing us with management services; Mr. Sbona has held this position since 1974.

John G. Schwarz

Mr. John G. Schwarz, age 54, has served as a member of our board of directors since March 2003. Mr. Schwarz has served as president and chief operating officer of Symantec Corporation since December 2001. Prior to joining Symantec, Mr. Schwarz served as president and chief executive officer of Reciprocal, Inc., which provided business-to-business secure e-commerce services for digital content distribution over the Internet, from January 2000 to November 2001. Before joining Reciprocal, Mr. Schwarz spent 25 years at IBM Corporation in various technical and executive positions, most recently as general manager, Industry Solutions. Mr. Schwarz holds a B.A. from the University of Toronto, an undergraduate degree in computer science from the University of Manitoba and a Doctorate in Law from the Dalhousie University in Halifax.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the National Association of Securities Dealers, Inc. (“NASD”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with Verity’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASD, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Verity, its senior management and its independent auditors, the Board affirmatively has determined that all of Verity’s directors are independent directors within the meaning of the applicable NASD listing standards except for Mr. Sbona, the Executive Chairman of the Board, and Mr. Bettencourt, Verity’s President and Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under new NASD listing standards, Verity’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. In June 2004, Mr. Krausz, an independent director, was designated as the “lead director.” In his capacity of “lead director,” Mr. Krausz has the authority to call meetings of the independent directors, establish the agenda for meetings of the independent directors, and preside as Chairman at such meetings.

Verity’s Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charters for each of these committees can be found on the Investor Relations portion of Verity’s corporate website located at www.verity.com. The following table provides membership information as of the end of fiscal 2005 for each of the Board committees:

Name	Audit	Compensation	Governance
Eric F. Brown	x		x
Victor A. Cohn			x*
Steven M. Krausz	x	x
Stephen A. MacDonald	x		x
Karl C. Powell, Jr.		x	x
John G. Schwarz		x*
Richard G. Stevens	x*		x
Charles P. Waite, Jr.	x	x

*	Committee Chairperson

On September 14, 2004, when Messrs. Brown and Stevens joined our Board, our committee membership was reconstituted as follows: Messrs. Brown and Stevens were appointed as set forth above; Mr. Cohn was moved from the Audit Committee to the Governance Committee; and Mr. Powell was appointed to the Compensation Committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Verity.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees Verity’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Verity’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Verity regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Verity’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of Verity’s quarterly financial statements.

The Audit Committee met eleven times during the fiscal year.

The Board of Directors annually reviews the NASD listing standards definition of independence for audit committee members and has determined that all members of Verity’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASD listing standards). The Board of Directors also determined that each of Messrs. Brown and Stevens qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Brown’s level of knowledge and experience based on a number of factors, including his formal education, his experience as president and chief financial officer of MicroStrategy, as well as his previous experience in finance-related positions with Strategy.com and Electronic Arts. The Board also made a qualitative assessment of Mr. Stevens’s level of knowledge and experience based on a number of factors, including his formal education, his status as a licensed CPA, his experience as a partner at both Ernst & Young and Coopers & Lybrand accounting firms, and his experience as a managing director of Hunter Stevens, LLC, a professional services firm.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for Verity. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of Verity’s executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of Verity’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other officers; and reviews and approves the administration of Verity’s various incentive compensation and benefit plans. The Compensation Committee met six times during the fiscal year.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Verity, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, developing a set of corporate governance principles for Verity, and recommending to the Board the compensation to be paid to directors. The Nominating and Corporate Governance Committee met three times during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, be over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Verity, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Verity’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

In June 2004, the Nominating and Corporate Governance Committee established a process for identifying and evaluating nominees for director of Verity. This process is that candidates for director nominees are to be reviewed in the context of the current composition of the Board, the operating requirements of Verity and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Verity, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Verity during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Mr. Cohn was initially recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee. Mr. Cohn was identified as a potential candidate by a third-party search firm retained to assist the Nominating and Corporate Governance Committee in its search for possible director candidates, for which the third-party search firm was paid a fee. The evaluation of Mr. Cohn’s suitability as a director of Verity was performed by the Nominating and Corporate Governance Committee. To date, the Nominating and Corporate Governance Committee has not received a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089. This written recommendation must be delivered at least 120 days prior to the anniversary date of the mailing of Verity’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Verity’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended May 31, 2005, the Board of Directors met ten times. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

In June 2004, the Board of Directors adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Verity Board Communication, 894 Ross Drive, Sunnyvale, California 94089. Communications may also be sent by e-mail to the following e-mail address: board@verity.com. All communications will be reviewed by Verity’s Chief Financial Officer, who will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Chief Financial Officer shall discard the communication. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. All communications directed to the Audit Committee in accordance with Verity’s “Policy Regarding Reporting of Suspected Illegal Acts, Fraud, Departures From the Code of Conduct, and Questionable Accounting” (Whistle-Blowing Policy) that relate to questionable accounting or auditing matters involving Verity will be promptly and directly forwarded to the Audit Committee. The procedure for stockholder communications with the Board is posted on the Investor Relations portion of our corporate website located at www.verity.com.

CODE OF CONDUCT

Verity has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Investor Relations portion of our corporate website located at www.verity.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee of our Board of Directors for the majority of, and at the end of, the fiscal year ended May 31, 2005, consisted of Messrs. Brown, Krausz, MacDonald, Stevens (Chairman) and Waite. Under currently applicable rules, all members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the NASD listing standards. Verity’s Board has adopted a written charter for the Audit Committee, which is attached to last year’s proxy statement and is also available on the Investor Relations portion of Verity’s corporate website located at www.verity.com.

The Audit Committee oversees Verity’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Verity’s annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee received from KPMG LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has selected, subject to stockholder approval, KPMG LLP as Verity’s independent auditors for the fiscal year ending May 31, 2006.

Audit Committee

Eric F. Brown

Steven M. Krausz

Stephen A. MacDonald

Richard G. Stevens, Chairman

Charles P. Waite, Jr.

[1]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “1933 Act”) or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Verity’s equity compensation plans in effect as of May 31, 2005:

Equity Compensation Plan Information (Shares in Thousands)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,793	$23.8910	1,072
Equity compensation plans not approved by security holders	16,620	$15.8316	3,361

Total	21,413	$17.6356	4,433

As of May 31, 2005, Verity had adopted the following stock option plans without the approval of its stockholders: 1996 Nonstatutory Stock Option Plan, 1997 Nonstatutory Stock Option Plan for Verity Canada, Cardiff Software, Inc. 1997 Equity Incentive Plan, and the Cardiff Software, Inc. 2000 Stock Option Plan. The latter two plans were assumed by Verity in connection with Verity’s acquisition of Cardiff Software, Inc. The following paragraphs outline the material features of these plans.

1996 Nonstatutory Stock Option Plan

General. The 1996 Nonstatutory Stock Option Plan (the “1996 Plan”) provides for the grant of nonstatutory stock options. Verity has reserved an aggregate of 29,700,000 shares of common stock for issuance under the 1996 Plan. As of May 31, 2005, 14,939,518 shares were to be issued upon the exercise of outstanding options and 3,321,484 shares were available for future grant under the plan.

Eligibility. Stock options may be granted under the 1996 Plan only to employees, directors and consultants of Verity or one of its subsidiaries. Starting from August 20, 2001 and to each anniversary of such date, the aggregate number of shares made pursuant to stock options granted to officers, directors and any person subject to Section 16 of the Securities and Exchange Act of 1934, as amended, (the “1934 Act”), shall not exceed 50% of the number of shares made pursuant to stock options granted in such time period, except that stock options granted to such persons as an essential inducement for such person to become an employee are not included in such 50% limitation.

Exercise Price; Payment. The exercise price of options may not be less than 85% of the fair market value of Verity’s stock on the effective date of the grant. The exercise price of options must be paid (i) in cash, (ii) by tender of shares of common stock (having a fair market value not less than the exercise price) owned by the option holder, (iii) by a cashless exercise, (iv) by the option holder’s promissory note in a form approved by Verity, (v) by such other consideration as may be approved by Verity’s Board, or (vi) by any combination of the foregoing.

Vesting. Stock options granted under the 1996 Plan are exercisable immediately, unless the Board provides otherwise. The shares issued pursuant to the stock options may be subject to our repurchase as the Board determines at the time the Board grants the option.

Term. The options have a term of up to 10 years from the effective date of the grant. The Board also has the authority to vary the terms.

Effect of Certain Corporate Transactions. In the event of (a) a sale or exchange by the stockholders of all or substantially all of Verity’s voting stock or certain mergers or consolidations to which Verity is a party and in which Verity’s stockholders do not retain beneficial ownership of at least a majority of Verity or its successor’s voting stock, (b) the sale, exchange or transfer of all or substantially all of Verity’s assets other than to one or more subsidiary corporations, or (c) Verity’s liquidation or dissolution, the acquiring or successor corporation may either assume or substitute new options for the options outstanding under the 1996 Plan. To the extent that the options outstanding under the 1996 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

1997 Nonstatutory Stock Option Plan for Verity Canada

General. The 1997 Nonstatutory Stock Option Plan for Verity Canada (the “1997 Plan”) provides for the grant of nonstatutory stock options. Verity has reserved an aggregate of 2,590,000 shares of common stock for issuance under the 1997 Plan. As of May 31, 2005, 1,442,205 shares were to be issued upon the exercise of outstanding options and 10,864 shares were available for future grant under the 1997 Plan.

Eligibility. Stock options may be granted only to employees and consultants of 14943 Yukon Inc., a Yukon corporation and Verity’s wholly-owned subsidiary, or a subsidiary of 14943 Yukon Inc. No options may be granted to any person whose eligibility to participate would require approval of the plan by Verity’s stockholders.

Exercise Price; Payment. The exercise price of options may not be less than the fair market value of Verity’s stock on the effective date of the grant. The exercise price of options must be paid (i) in cash, (ii) by tender of shares of common stock (having a fair market value not less than the exercise price) owned by the option holder, (iii) by a cashless exercise, (iv) by the option holder’s promissory note in a form approved by Verity, (v) by such other consideration as may be approved by Verity’s Board, or (vi) by any combination of the foregoing.

Vesting. Stock options granted under the plan are exercisable immediately, unless Verity’s Board provides otherwise. The shares issued pursuant to the stock options may be subject to repurchase as the Board determines at the time the Board grants the option.

Term. The options have a term of 10 years from the effective date of the grant. The Board also has the authority to vary the terms.

Effect of Certain Corporate Transactions. In the event of (a) a sale or exchange by the stockholders of all or substantially all of Verity’s voting stock or certain mergers or consolidations to which Verity is a party and in which Verity’s stockholders do not retain beneficial ownership of at least a majority of Verity or its successor’s voting stock, (b) the sale, exchange or transfer of all or substantially all of Verity’s assets other than to one or more subsidiary corporations, or (c) Verity’s liquidation or dissolution, the acquiring or successor corporation may either assume or substitute new options for the options outstanding under the 1997 Plan. To the extent that the options outstanding under the 1997 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

1997 and 2000 Cardiff Software, Inc. Stock Option Plans

General. The Cardiff Software, Inc. (“Cardiff”) 1997 Equity Incentive Plan (the “Cardiff 1997 Plan”) and the 2000 Stock Option Plan (the “Cardiff 2000 Plan”, together with the Cardiff 1997 Plan, the “Cardiff Plans”) provide for the grant of incentive stock options, nonstatutory stock options, stock bonus awards, stock purchase awards and stock appreciation rights. No non-option awards are currently outstanding under the Cardiff Plans. Verity has reserved an aggregate of 522,800 shares of common stock for issuance under the Cardiff Plans. As of May 31, 2005, 237,891 shares were to be issued upon the exercise of outstanding options and 28,742 shares were available for future grant under the Cardiff Plans.

Eligibility. The Cardiff 1997 Plan provides for the grant of stock options only to employees, directors and consultants of Cardiff and its affiliates. No further grants will be made under the Cardiff 1997 Plan. Under the Cardiff 2000 Plan, stock options may be granted only to employees, directors and consultants of Verity or one of its subsidiaries if they were employed by Verity or one of its subsidiaries at the time Verity acquired Cardiff.

Exercise Price; Payment. Under the Cardiff 2000 Plan, the exercise price of options may not be less than 85% of the fair market value of Verity’s stock on the effective date of the grant. Under the Cardiff Plans, the exercise price for each share of Verity common stock covered by Cardiff option, as assumed by Verity, is the exercise price per share of Cardiff stock under the option immediately before Verity’s acquisition of Cardiff divided by 0.1056 (the “Conversion Ratio”), rounded up to the nearest whole cent. The exercise price of options must be paid (i) in cash, (ii) by tender of shares of common stock (having a fair market value not less than the exercise price) owned by the option holder, (iii) by a deferred payment arrangement, or (iv) by any other legal consideration; provided, in the latter three cases, that such payment was approved at the time of grant.

Vesting. The shares issued pursuant to the stock options may be subject to repurchase in accordance with a vesting schedule as determined by the Cardiff Board of Directors at the time the option was granted.

Term. The options have a term of 10 years from the effective date of the grant. The Verity Board has the authority to vary the term of the options.

Effect of Certain Corporate Transactions. In the event of (a) a dissolution, liquidation or sale of all or substantially all of the assets of Verity, (b) a merger or consolidation in which Verity is not the surviving corporation, or (c) a reverse merger in which Verity is a surviving corporation but the shares of Verity’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, the acquiring or successor corporation may either assume or substitute new options for the options outstanding under the Cardiff Plans. To the extent that the options outstanding under the Cardiff Plans are not assumed or substituted for, the vesting of such option will accelerate prior to such event under (b) and (c) above as set forth in the terms of the option agreement and the option will terminate if not exercised prior to such event under (a), (b) or (c) above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as Verity’s independent auditors for the fiscal year ending May 31, 2006, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. The fiscal year ended May 31, 2005 was the second year that KPMG LLP audited Verity’s financial statements. KMPG LLP was engaged as Verity’s independent auditors on October 29, 2003. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Verity’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Verity’s independent auditors. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Verity and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Information Regarding Change of Independent Auditors

On October 29, 2003, Verity announced that it had engaged KPMG LLP to serve as its principal auditors. Verity’s Audit Committee authorized the engagement of KPMG LLP as Verity’s new auditors on October 23, 2003. On October 21, 2003, Verity had advised PricewaterhouseCoopers LLP that Verity had identified KPMG LLP as a potential new independent accounting firm to serve as Verity’s principal auditors, and that Verity was in the process of retaining KPMG LLP. On October 22, 2003, PricewaterhouseCoopers LLP resigned as Verity’s independent accountants.

The report of PricewaterhouseCoopers LLP on the financial statements for the fiscal year ended May 31, 2003 contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

During the fiscal year ended May 31, 2003 and the interim period from June 1, 2003 through October 22, 2003, there were no disagreements between Verity and PricewaterhouseCoopers LLP on any accounting principles or practices, financial statement disclosures or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. No event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K promulgated by the SEC has occurred within Verity’s fiscal year ended May 31, 2003 or the period from June 1, 2003 through October 22, 2003.

Verity did not consult with KPMG LLP during the fiscal year ended May 31, 2003 and the interim period from June 1, 2003 through October 29, 2003, the date KPMG LLP was engaged, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Verity’s financial statements, and either a written report was provided to Verity or oral advice was provided that KPMG LLP concluded was an important factor considered by Verity in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter which was the subject of a disagreement or a reportable event.

INDEPENDENT AUDITORS’ FEES

PricewaterhouseCoopers LLP. The following table represents aggregate fees billed to Verity for fiscal years ended May 31, 2005 and May 31, 2004, by PricewaterhouseCoopers LLP, Verity’s principal accountants until October 22, 2003.

	Fiscal Year
	2005	2004
	(in thousands)
Audit Fees	$—	$5
Audit-related Fees	—	12
Tax Fees	1	6
All Other Fees	—	—

Total Fees	$1	$23

Audit Fees. Consist of fees billed for professional services rendered for the review of Verity’s interim financial statements and the review of documents filed with the Securities and Exchange Commission (“SEC”).

Audit-related Fees. Consist of fees billed for professional services rendered for assurance and related services related to employee benefit plan audits and audit services related to mergers and acquisitions that are not required by statute or regulation.

Tax Fees. Consist of fees for services for tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice and requests for rulings or technical advice from tax authorities. These fees in fiscal 2004 related to review of Verity’s estimated tax provision for the first quarter of fiscal 2004. These fees in fiscal 2005 related to statutory filings in Europe.

All Other Fees. Consist of fees for professional services other than audit fees, audit-related fees and tax fees.

All fees described above were approved by the Audit Committee.

KPMG LLP. The following table represents aggregate fees billed to Verity for fiscal years ended May 31, 2005 and May 31, 2004, by KPMG LLP, Verity’s principal accountants since October 29, 2003. KPMG LLP did not render any services to Verity prior to that date.

	Fiscal Year
	2005	2004
	(in thousands)
Audit Fees	$1,966	$320
Audit-related Fees	7	115
Tax Fees	197	—
All Other Fees	—	—

Total Fees	$2,170	$435

Audit Fees. Consist of fees billed for professional services rendered for the audit of Verity’s financial statements for fiscal years 2005 and 2004, the review of Verity’s interim financial statements, the audit of our internal control over financial reporting (for fiscal year 2005), as mandated by the Sarbanes Oxley Act of 2002 including consultation concerning financial accounting and reporting standards, and the review of documents filed with the SEC.

Audit-related Fees. Consist of fees billed for professional services rendered for assurance and related services related to employee benefit plan audits and audit services related to mergers and acquisitions that are not required by statute or regulation.

Tax Fees. Consist of fees for services for tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice and requests for rulings or technical advice from tax authorities. These fees in fiscal 2005 related to statutory filings in Europe and tax filings and tax analysis relating to Cardiff Software.

All Other Fees. Consist of fees for professional services other than audit fees, audit-related fees and tax fees.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

Verity’s Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Verity’s independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Verity’s independent auditors to render that service. Accordingly, Verity does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of PricewaterhouseCoopers LLP and KPMG LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP, and which have been specifically approved by the Audit Committee, is compatible with maintaining the principal accountant’s independence. With the exception of transition tax compliance work related to Verity’s acquisition of Cardiff Software, Inc., the Audit Committee has determined that tax services are not compatible with maintaining the principal accountant’s independence and Verity has therefore engaged Ernst & Young LLP to render those services.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Verity’s common stock as of July 1, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Verity as a group; and (iv) all those known by Verity to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons and from Schedules 13D and 13G filed with the SEC, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them as of July 1, 2005. Percentage of beneficial ownership is based on 36,095,456 shares of common stock outstanding as of July 1, 2005, adjusted as required by rules promulgated by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable pursuant to options held by that person that are currently exercisable or exercisable within 60 days of July 1, 2005 are deemed to be beneficially owned. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the beneficial owners of five percent or more of our common stock is 894 Ross Drive, Sunnyvale, California 94089.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Directors and Executive Officers
Gary J. Sbona (1)	3,039,492	7.8
Anthony J. Bettencourt (2)	1,448,291	3.9
Michael D. Mooney (3)	690,638	1.9
Sunil D. Nagdev (4)	690,525	1.9
Stephen A. MacDonald (5)	516,733	1.4
Steven M. Krausz (6)	415,933	1.1
Steven R. Springsteel (7)	391,729	1.1
Charles P. Waite, Jr. (8)	334,445	*
Hugo Sluimer (9)	277,500	*
Karl C. Powell, Jr. (10)	252,083	*
Victor A. Cohn (11)	84,166	*
John G. Schwarz (12)	84,166	*
Eric F. Brown	0	*
Richard G. Stevens	0	*

All directors and executive officers as a group (16 persons) (13)	8,277,353	18.7

Other 5% Stockholders
T. Rowe Price Associates, Inc. (14)	3,993,711	11.1
Mac-Per-Wolf Co. (15)	2,127,605	5.9

*	Less than one percent.
(1)	Includes 3,039,492 shares issuable upon the exercise of options held by Mr. Sbona that are exercisable within 60 days of the date of this table.
(2)	Includes 1,448,291 shares issuable upon the exercise of options held by Mr. Bettencourt that are exercisable within 60 days of the date of this table.
(3)	Includes 690,635 shares issuable upon the exercise of options held by Mr. Mooney that are exercisable within 60 days of the date of this table.
(4)	Includes 690,525 shares issuable upon the exercise of options held by Mr. Nagdev that are exercisable within 60 days of the date of this table.

(5)	Includes 503,333 shares issuable upon the exercise of options held by Mr. MacDonald that are exercisable within 60 days of the date of this table. Includes 5,000 shares held by Mr. MacDonald and his spouse as Trustees of the MacDonald Family Trust.
(6)	Includes 415,933 shares issuable upon the exercise of options held by Mr. Krausz that are exercisable within 60 days of the date of this table.
(7)	Includes 389,500 shares issuable upon the exercise of options held by Mr. Springsteel that are exercisable within 60 days of the date of this table.
(8)	Includes 325,000 shares issuable upon the exercise of options held by Mr. Waite that are exercisable within 60 days of the date of this table. Includes 83 shares held by NWVS Corp Profit Sharing Retirement Trust and 410 shares held by Charles P. Waite and Susan B. Waite.
(9)	Includes 277,500 shares issuable upon the exercise of options held by Mr. Slumier that are exercisable within 60 days of the date of this table.
(10)	Includes 252,083 shares issuable upon the exercise of options held by Mr. Powell that are exercisable within 60 days of the date of this table.
(11)	Includes 84,166 shares issuable upon the exercise of options held by Mr. Cohn that are exercisable within 60 days of the date of this table.
(12)	Includes 84,166 shares issuable upon the exercise of options held by Mr. Schwarz that are exercisable within 60 days of the date of this table.
(13)	Includes an aggregate of 8,252,276 shares issuable upon exercise of options and warrants which executive officers and directors of Verity have the right to acquire within 60 days of the date of this table.
(14)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2005 reporting beneficial ownership as of December 31, 2004. T. Rowe Price Associates, Inc., as investment advisor to individual and institutional clients, has sole voting power with respect to 1,001,158 of these shares and sole dispositive power with respect to all of these shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(15)	Based solely on a Schedule 13G/A filed with the SEC on January 31, 2005 reporting beneficial ownership as of December 31, 2004. Mac-Per-Wolf company, the parent holding company of Perkins, Wolf, McDonnell and Company, LLC which furnishes investment advice to various investment companies, has sole voting power with respect to 2,127,605 of these shares and sole dispositive power with respect to all of these shares. The address for Mac-Per-Wolf Company is 310 S. Michigan Ave., Suite 2600, Chicago, Illinois 60604.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires Verity’s directors and executive officers, and persons who own more than ten percent of a registered class of Verity’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Verity. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Verity with copies of all Section 16(a) forms they file.

To Verity’s knowledge, based solely on a review of the copies of such reports furnished to Verity and written representations that no other reports were required, during the fiscal year ended May 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

In June 2004, the Board of Directors approved revised Board and Committee service fees. Under these new arrangements, each of Verity’s non-employee directors receives a quarterly retainer of $6,250 and a per meeting fee of $2,500 for in-person meetings and $1,250 for telephonic meetings (up to a maximum of $5,000 per quarter). Committee members receive $2,000 for each committee meeting attended (up to a maximum of $4,000 per quarter). Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive $1,500 per quarter for serving in such capacities. In the fiscal year ended May 31, 2005, the total compensation paid to non-employee directors was $356,250. The members of the Board are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Verity’s policy.

Each of Verity’s non-employee directors also previously received stock option grants under the 1995 Outside Director Stock Option Plan (the “Directors’ Plan”). Only non-employee directors of Verity or an affiliate of such directors (as defined in the Internal Revenue Code) were eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by Verity not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is first elected or appointed as a non-employee director (excluding any person who is already a director at the time of first becoming a non-employee director) is automatically granted an option to purchase 40,000 shares of Verity’s common stock on the date of such election or appointment pursuant to the Directors’ Plan. In addition, all directors who have served on the Board for more than six months and are not members of management receive a stock option to purchase 40,000 shares of Verity’s common stock on the date of each annual stockholders meeting. The exercise price of each option is the fair market value of Verity’s common stock on the day of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant). Each such option vests over four years and generally must be exercised within ten years. There are no more shares available under the Directors’ Plan, and so Verity intends to continue this program by granting discretionary stock options to its non-employee directors under its 1996 Nonstatutory Stock Option Plan in the amounts to which the non-employee directors otherwise would have received. In the event of a merger of Verity with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Verity, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

During the last fiscal year, Verity granted options to purchase an aggregate of 408,000 shares to non-employee directors at a weighted average exercise price of approximately $12.71 per share. Messrs. Brown, Cohn, Krausz, MacDonald, Powell, Schwarz, and Waite each received options to purchase 40,000 shares of common stock. Mr. Sbona received options to purchase 28,000 shares of common stock and Mr. Stevens received options to purchase 80,000 shares of common stock. Verity granted options to purchase all of these shares under the 1996 Nonstatutory Stock Option Plan. The exercise price of each option is the fair market value of our common stock on the date of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant).

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended May 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, Verity’s Chief Executive Officer and its other four most highly compensated executive officers at May 31, 2005 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options	Other Compensation ($) (1)
Anthony J. Bettencourt Chief Executive Officer, President and Director	2005 2004 2003	500,000 500,000 349,231	91,383 87,500 247,644	(2)	48,000 77,000 900,000	290 240 240

Michael D. Mooney Senior Vice President, North American Sales and Business Development	2005 2004 2003	275,000 275,000 257,580	155,420 168,949 146,121	(3) (4) (5)	48,000 60,000 400,000	290 240 240

Sunil D. Nagdev Senior Vice President, Professional Services and Technical Support	2005 2004 2003	250,000 200,000 200,000	97,848 133,455 173,950	(6) (6) (6)	48,000 150,000 150,000	240 226 216

Hugo Sluimer (7) Senior Vice President, EMEA and APAC Operations	2005 2004 2003	301,146 274,486 232,403	378,894 328,098 459,177	(8) (9) (10)	48,000 60,000 350,000	— — —

Steven R. Springsteel Senior Vice President, Finance and Administration, and Chief Financial Officer	2005 2004 2003	344,567 325,798 121,231	34,986 32,580 64,000		48,000 60,000 350,000	360 360 135

(1)	Represents premiums paid on behalf of such executive officer for life insurance coverage in excess of a base amount of $50,000 in coverage.
(2)	$150,769 represents sales commissions earned under a sales plan. Mr. Bettencourt received bonuses during fiscal year 2003 for his role as our President until February 2003 and for his role as President and Chief Executive Officer from March 2003.
(3)	$150,420 represents sales commissions earned under a sales plan and $5,000 represents car allowance.
(4)	$163,949 represents sales commissions earned under a sales plan and $5,000 represents car allowance.
(5)	$136,538 represents sales commissions earned under a sales plan and $9,583 represents car allowance.
(6)	Represents sales commissions earned under a sales plan.
(7)	Mr. Sluimer works in our Netherlands office. We pay Mr. Sluimer in Euros. The reported amounts are in U.S. dollars and are based on the average annual exchange rate for Euros.
(8)	$344,334 represents sales commissions earned under a sales plan and $34,560 represents car allowance.
(9)	$307,431 represents sales commissions earned under a sales plan and $20,667 represents car allowance.
(10)	$425,747 represents sales commissions earned under a sales plan and $9,645 represents a car allowance. In addition, $23,784 represents miscellaneous tax gross up reimbursements.

STOCK OPTION GRANTS AND EXERCISES

Verity grants options to its executive officers under its 1995 Stock Option Plan and 1996 Nonstatutory Stock Option Plan. As of July 1, 2005, options to purchase a total of 3,970,820 shares were outstanding under the 1995 Stock Option Plan and options to purchase 1,072,229 shares remained available for grant under the plan. As of July 1, 2005, options to purchase a total of 14,569,624 shares were outstanding under the 1996 Nonstatutory Stock Option Plan and options to purchase 3,658,544 shares remained available for grant under the plan.

The following tables show for the fiscal year ended May 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1) (#)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price per Share ($)	Expiration Date	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
Anthony J. Bettencourt	48,000	1.7181	11.40	8/30/12	$261,263.62	$625,771.80
Michael D. Mooney	48,000	1.7181	11.40	8/30/12	$261,263.62	$625,771.80
Sunil D. Nagdev	48,000	1.7181	11.40	8/30/12	$261,263.62	$625,771.80
Hugo Sluimer	48,000	1.7181	11.40	8/30/12	$261,263.62	$625,771.80
Steven R. Springsteel	48,000	1.7181	11.40	8/30/12	$261,263.62	$625,771.80

(1)	Options granted in fiscal year 2005 vest monthly over a 48-month period.
(2)	Based on an aggregate of options to purchase 2,793,800 shares granted to employees, including the individuals listed in the Summary Compensation Table, in fiscal year 2005.
(3)	The potential realizable value is calculated based on the term of the option at its time of grant, 8 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The rules of the SEC require us to use these assumed annual compound rates of stock price appreciation. These estimated rates do not represent our estimate or projection of future common stock prices.

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1)($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the- Money Options at FY-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony J. Bettencourt	125,000	385,860	1,440,479	85,521	$0.00	$0.00
Michael D. Mooney	—	—	683,885	75,250	$0.00	$0.00
Sunil D. Nagdev	600	2,439	678,150	120,250	$0.00	$0.00
Hugo Sluimer	345,119	1,045,358	270,750	75,250	$0.00	$0.00
Steven R. Springsteel	—	—	382,750	75,250	$0.00	$0.00

(1)	Represents the fair market value of the underlying shares at the time of exercise minus the aggregate exercise price of such option.
(2)	Calculated on the basis of the closing price of our common stock on May 31, 2005, equal to $8.53 per share, as reported by The Nasdaq National Market, minus the aggregate exercise price.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Verity’s 1995 Stock Option Plan, 1996 Nonstatutory Stock Option Plan and 1997 Nonstatutory Stock Option Plan for Verity Canada each provides that, in the event of (a) a sale or exchange by the stockholders of all or substantially all of Verity’s voting stock or certain mergers or consolidations to which Verity is a party and in which Verity’s stockholders do not retain beneficial ownership of at least a majority of Verity’s voting stock, (b) the sale, exchange or transfer of all or substantially all of Verity’s assets other than to one or more subsidiary corporations, or (c) Verity’s liquidation or dissolution, Verity’s Board may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under each of the stock option plans. To the extent that the options outstanding under each of the stock option plans are not assumed, substituted for, or exercised prior to such event, they will terminate; provided, however, that Verity has granted options to certain of its officers, including the individuals listed in the Summary Compensation Table, which provide for acceleration of vesting upon such a change in control.

The Cardiff Software, Inc. 1997 Equity Incentive Plan and the Cardiff Software, Inc. 2000 Stock Option Plan each provides that, in the event of (a) a dissolution, liquidation or sale of all or substantially all of the assets of Verity, (b) a merger or consolidation in which Verity is not the surviving corporation, or (c) a reverse merger in which Verity is a surviving corporation but the shares of Verity’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, the acquiring or successor corporation may either assume or substitute new options for the options outstanding under the Cardiff 1997 Plan or the Cardiff 2000 Plan. To the extent that the options outstanding under the Cardiff 1997 Plan and the Cardiff 2000 Plan are not assumed or substituted for, or exercised prior to such event, they will terminate; provided, however, that Cardiff and Verity have granted options to certain of its officers which provide for the acceleration of vesting upon a change in control as described under (b) and (c) above.

On March 4, 2003, in connection with Mr. Bettencourt’s appointment as Verity’s President and Chief Executive Officer, Verity agreed to compensate Mr. Bettencourt at an annual salary of $500,000 with an annual incentive bonus of $175,000, subject to achievements of milestones and/or other criteria. Further, Verity agreed to grant to Mr. Bettencourt an option to purchase 300,000 shares of common stock, vesting monthly over two years until fully vested or Mr. Bettencourt’s employment is terminated. Mr. Bettencourt may exercise the option for twelve months after his employment terminates. The vesting of the option shall accelerate in full upon termination of Mr. Bettencourt’s employment following our change of control. In the event that Verity terminates Mr. Bettencourt without cause or if he resigns for good reason, Mr. Bettencourt will receive an amount equal to his base salary for 12 months and full payment of the annual incentive bonus. On August 25, 2003, Verity entered into an employment agreement effective as of March 4, 2003 with Mr. Bettencourt memorializing this agreement, which replaces all prior agreements.

On December 27, 2002, Verity entered into a letter agreement with Steven R. Springsteel to serve as Verity’s Senior Vice President of Finance and Administration and Chief Financial Officer. On January 27, 2005, Verity agreed to compensate Mr. Springsteel at an annual salary of $360,000 and on June 22, 2005 agreed to compensate Mr. Springsteel with an annual incentive bonus of $180,000 subject to achievement of milestones and/or other criteria. Further, Verity granted to Mr. Springsteel two options to purchase shares of common stock. First, Verity granted to Mr. Springsteel an option to purchase 150,000 shares of common stock, of which 50% of the shares subject to the option vest six months after Mr. Springsteel’s employment and the remainder of the shares subject to the option vest monthly over six months thereafter. Second, Verity granted to Mr. Springsteel an option to purchase 200,000 shares of common stock, of which 25% of the shares subject to the option vest six months after Mr. Springsteel’s employment and the remainder of the shares subject to the option vest monthly over 18 months thereafter. In the event that Mr. Springsteel’s employment is involuntarily terminated as a result of a change in control, Mr. Springsteel is entitled to receive his base salary and health insurance benefits for a period of six months from the date of termination and an acceleration of unvested options.

Change in Control and Severance Benefit Plan. On April 6, 2005, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Verity, Inc. Change in Control and Severance Benefit Plan (the “Plan”). The Plan is intended to attract and retain key executive talent for Verity. An employee of Verity becomes a participant in the Plan if they are the Executive Chairman of the Board, the Chief Executive Officer, a Senior Vice President, or a Vice President (other than a Vice President on sales commissions).

A Participant in the Plan will receive, if the Participant’s employment with Verity terminates due to an “involuntary termination” or a “constructive termination,” as those terms are defined in the Plan, in either case within one (1) month prior to or eighteen (18) months following a “change in control” (defined in the Plan), the following benefits:

(a) salary continuation for the number of months determined by position, as follows: Executive Chairman of the Board or Chief Executive Officer – 24 months; Senior Vice President – 18 months; and Vice President (other than a Vice President on sales commissions) – 12 months;

(b) full accelerated stock option vesting;

(c) extended exercisability of stock options to 12 months following termination (unless the stock option term expires prior to that time, in which case to the end of the stock option term); and

(d) Verity will pay the COBRA premiums for the Participant (or provide such other similar benefits) for the number of months of salary continuation, or until such earlier date as the Participant shall secure subsequent employment that shall provide the Participant with health benefits.

The current executive officers of Verity who are Participants in the Plan are:

Anthony J. Bettencourt	President and Chief Executive Officer
Nicole Eagan	Senior Vice President of Marketing and Chief Marketing Officer
Michael D. Mooney	Senior Vice President, North American Sales and Business Development
Sunil D. Nagdev	Senior Vice President, Professional Services and Technical Support
Gary J. Sbona	Executive Chairman of the Board
Mark Seamans	Senior Vice President, Research and Development
Hugo Sluimer	Senior Vice President, EMEA and APAC Operations
Steven R. Springsteel	Senior Vice President of Finance and Administration and Chief Financial Officer

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION1

The Compensation Committee is comprised of four non-employee directors of our board, Messrs. Krausz, Powell2, Schwarz (Chairman) and Waite. The committee is responsible for approving the policies governing the compensation of executive officers. For all executive officers, the committee reviews applicable performance and compensation levels, recommends salary and bonus levels, and makes option grants under our 1995 Stock Option Plan, 1995 Employee Stock Purchase Plan, 1996 Nonstatutory Stock Option Plan, and 1997 Nonstatutory Stock Option Plan for Verity Canada. In particular, the committee determines the compensation level of the Company’s Chief Executive Officer.

Compensation Policies Generally

The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, executive officer bonuses and stock options to achieve these goals.

Salaries and Bonuses. Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officer’s achievements during the prior fiscal year toward key company-wide objectives set annually by our board, in consultation with our Chief Executive Officer, as well as the executive officer’s performance of his individual responsibilities.

Our variable cash incentive compensation for fiscal year 2005 was provided through our employee bonus plan for all executive officers except for Mr. Bettencourt, our President and Chief Executive Officer, whose bonus plan for fiscal year 2005 was determined based upon negotiations between the officer and us. Fiscal year 2005 variable cash incentive compensation for the bonus plan participants was targeted for up to 20% of the officer’s salary (except for Mr. Bettencourt, whose target was up to 35% of his salary as President and Chief Executive Officer) if predetermined corporate revenue and net income objectives were achieved.

Stock Options. The committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants made to executive officers in fiscal year 2005 are subject to four-year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly sized high technology companies for similar positions and responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. In determining the size of, or whether to grant, refresher grants, the committee has considered each executive officer’s performance during the previous periods and expected contributions during future periods, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Refresher option grants to executive officers granted during fiscal year 2005 vest monthly over a four-year period from the date of grant. The committee believes that refresher options have provided strong incentives for executive officers to remain with us.

Deductibility of Executive Compensation. We have considered regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated

[1]	This material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
[2]	Mr. Powell was appointed as a member of the Compensation Committee on September 14, 2004. Prior to September 14, 2004, the Compensation Committee was comprised of Messrs. Krausz, Schwarz and Waite.

executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or proposed regulations. The committee concluded in March 1996 that it would be advisable to establish certain restrictions on the granting of options under the 1995 Stock Option Plan to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; the stockholders approved these restrictions at the Special Meeting of Stockholders held on March 28, 1996. The committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable, while maintaining flexibility in compensating its executive officers. The committee intends to continue to evaluate the effects of the compensation limits of applicable tax laws and the advisability of qualifying its executive compensation for deductibility.

Chief Executive Officer Compensation

In March 2003, Verity appointed Mr. Bettencourt as its President and Chief Executive Officer. In connection with Mr. Bettencourt’s service as our President and Chief Executive Officer, our board agreed to compensate Mr. Bettencourt at an annual salary of $500,000 with a target annual incentive bonus of $175,000, subject to achievements of milestones and/or other criteria. Further, in connection with his appointment as our President and Chief Executive Officer we granted to Mr. Bettencourt an option to purchase 300,000 shares of our common stock.

The cash compensation for Mr. Bettencourt is reviewed by the committee and approved by a majority of the independent directors of our board of directors. The committee assists the independent board members by making recommendations with regard to the cash compensation of our chief executive officer. We did not increase Mr. Bettencourt’s annual base salary for 2005 or his 2005 target performance-based bonus. For fiscal year 2005, Mr. Bettencourt was awarded a performance-based bonus of $91,382.51 based on the achievement of certain corporate revenue and net income objectives. In addition, the committee granted Mr. Bettencourt a stock option to acquire 48,000 shares of our common stock.

Compensation Committee

Steven M. Krausz

Karl C. Powell, Jr.

John G. Schwarz, Chairman

Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Steven M. Krausz, Karl C. Powell, Jr., John G. Schwarz and Charles P. Waite, Jr. served as members of the Compensation Committee during the fiscal year ended May 31, 2005.

No member of the Compensation Committee was or has ever been an officer or employee of Verity or its subsidiaries. No member of the Compensation Committee serves as an executive officer of another entity that has as a member of the board of directors or compensation committee of the other entity one or more executive officers of Verity.

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 in cash on May 31, 2000 for (i) Verity’s common stock, (ii) The Nasdaq Stock Market (U.S. Index) and (iii) The Nasdaq Computer & Data Processing Index. All values assume reinvestment of the full amount of all dividends and are calculated as of May 31 of each year:

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

On July 31, 1997, Verity appointed Mr. Sbona as President and Chief Executive Officer, and entered into an agreement with Regent Pacific Management Corporation, a management services firm of which Mr. Sbona is the Chairman and Chief Executive Officer. Verity reached the terms of the agreement in arms-length negotiations with Regent Pacific. As a result of a series of amendments, the latest of which occurred on February 11, 2005, the agreement was terminated on August 31, 2005. Gary J. Sbona continues to serve as our Executive Chairman of the Board.

Verity has entered into indemnity agreements with certain officers and directors which provide, among other things, that Verity will indemnify such officer or director, under the circumstances and to the extent provided for in those agreements, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as one of Verity’s directors, officers or other agents, and otherwise to the fullest extent permitted under Delaware law and Verity’s bylaws.

Verity has a loan outstanding in the aggregate principal amount of NLG 7,875 (approximately $2,812) to Hugo Sluimer, Verity’s Senior Vice President, EMEA and APAC Operations. This loan was entered into on July 14, 2000 (NLG 7,875) and has an annual interest rate of 0%. Since the beginning of fiscal year 2006, the largest amount of indebtedness outstanding pursuant to the loan was NLG 7,875 (approximately $2,812), all of which was outstanding as of May 31, 2005.

Verity has entered into employment agreements with Anthony J. Bettencourt, its Director, President and Chief Executive Officer and Steven R. Springsteel, its Senior Vice President of Finance and Administration and Chief Financial Officer, and adopted a Change in Control and Severance Benefit Plan. Please see “Employment, Severance and Change of Control Arrangements.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to our Investor Relations Department, Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089 or contact Verity’s Investor Relations Department at (408) 541-1500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors

Timothy J. Moore Secretary

A copy of our annual report to the SEC on Form 10-K for the fiscal year ended May 31, 2005 is available without charge (excluding exhibits) upon written request to our Investor Relations, Verity, Inc., 894 Ross Drive, Sunnyvale, California 94089 or upon email request to investorrelations@verity.com.

DETACH HERE PROXY VERITY, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 13, 2005

The undersigned hereby appoints Gary J. Sbona and Steven R. Springsteel and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Verity, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Verity, Inc. to be held at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California on Thursday, October 13, 2005 at 11:00 a.m., Pacific Time, (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

VERITY, INC. C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.To elect three Directors to hold office until the 2008 Annual Meeting of Stockholders.

Nominees:

(01) Victor A. Cohn, (02) Steven M. Krausz and (03) Charles P. Waite, Jr.

FOR all nominees listed above WITHHOLD AUTHORITY to vote for the nominees listed above (INSTRUCTION: To withhold authority to vote for any individual nominee, please write that nominee’s name in the space provided above.) 2. To ratify the selection of KPMG LLP as independent auditors of Verity, Inc. for its fiscal year ending May 31, 2006.

FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT Please vote, date and promptly return this Proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: Date: